EXHIBIT 99.1

Brookfield Launches New Private Equity Evergreen Fund Structure in Canada

NEW YORK, Oct. 22, 2025 (GLOBE NEWSWIRE) -- Brookfield has announced the launch of the Brookfield Private Equity Fund (Canada) (“BPE-CAD” or the “Fund”). The evergreen strategy provides investors streamlined access to Brookfield’s leading private equity platform through a simplified investment process that includes monthly subscriptions and a low investment minimum.

BPE-CAD builds on Brookfield’s 25-year track record of investing in and transforming companies that underpin the global economy. The Fund offers investors exposure to a diversified portfolio of high-quality businesses, leveraging Brookfield’s deep operational expertise and focus on creating long-lasting value.

“Our private equity strategy is simple, consistent and successful – we’re value investors focused on operational transformation in essential industrial and business services,” said Anuj Ranjan, CEO of Brookfield’s Private Equity Group. “With a robust investment pipeline ahead, we believe our global scale, disciplined investment strategy, and deep operating expertise create a unique opportunity for advisors and their clients seeking diversification and long-term value.”

“Allocations to alternatives are growing rapidly—not just for institutions, but also among individual investors”, said David Nowak, President of Brookfield’s Private Equity Group and CEO of BPE. “Building on Brookfield’s private wealth experience across real estate, infrastructure, and credit, we look forward to bringing our 25-year track record to the advisor community in Canada, and to continuing to expand our capabilities for individual investors globally over the coming months.”

With $150 billion in assets under management, a team of 160 investment professionals, and 142,000 operating employees worldwide, Brookfield’s private equity platform specializes in the operational transformation of essential businesses and has delivered consistent results across market cycles.

About Brookfield Asset Management
Brookfield Asset Management Ltd. (NYSE: BAM, TSX, BAM) is a leading global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across infrastructure, renewable power and transition, private equity, real estate, and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We offer a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. We draw on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

For more information, please visit our website at www.brookfield.com.

Media Enquiries:
Marie Fuller:
Tel: +44 791 278 1525
Email: marie.fuller@brookfield.com

Rachel Wood:
Tel: (980) 428-3539
Email: rachel.wood@brookfield.com